UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

ARROW ELECTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

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[ ]	Fee paid previously with preliminary materials.

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William E. Mitchell
Chairman of the Board
March 18, 2009
Dear Shareholder:
You are invited to Arrow’s Annual Meeting of Shareholders, on Friday, May 1, 2009, at the Grand Hyatt New York, 109 East 42nd Street, New York, New York at 11:00 a.m. The formal notice of the meeting and the proxy statement soliciting your vote at the meeting appear on the following pages.
The two matters being put to a vote at the meeting are the election of directors and a proposal to ratify the appointment of our independent registered public accounting firm. These matters are discussed more fully in the proxy statement.
Arrow’s Board of Directors recommends the approval of the proposals as being in the best interests of Arrow, and urges you to read the proxy statement carefully before you vote. Your vote is important, regardless of the number of shares you own.
Under the rules adopted by the Securities and Exchange Commission, we are now furnishing proxy materials to our shareholders online, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice includes instructions on how to access and review the materials, and how to access your proxy card and vote, online. If you received the Notice and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.
Please make sure you vote whether or not you plan to attend the meeting. You can cast your vote at the meeting, by mailing your proxy card in the postage-paid return envelope, by telephone or online by following the instructions on either the proxy card or the Notice of Internet Availability.
Sincerely yours,
William E. Mitchell
Chairman of the Board

ARROW ELECTRONICS, INC.
50 Marcus Drive
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE
11:00 a.m. on Friday, May 1, 2009
PLACE
Grand Hyatt New York
109 East 42nd Street
New York, New York 10017
ITEMS OF BUSINESS
     The annual meeting will be held:
1.	To elect directors of Arrow for the ensuing year.

2.	To act upon a proposal to ratify the appointment of Ernst & Young LLP as Arrow’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
RECORD DATE
     Only shareholders of record at the close of business on March 12, 2009 are entitled to notice of and to vote at the meeting or any adjournments thereof.
PROXY MATERIALS AND ANNUAL REPORT
     Shareholders who have received a Notice of Internet Availability of Proxy Materials by mail will receive a printed copy of the proxy materials and our annual report only upon request. The Notice of Internet Availability has instructions for access to and review of our proxy materials online, as well as instructions for online voting.
     Arrow’s 2008 Annual Report (which is not a part of the proxy soliciting material), and this proxy statement were made available through www.proxyvote.com on or about March 18, 2009, and are also available at the Investor Relations section of the company’s website at www.arrow.com.

PROXY VOTING
     Shareholders can vote by completing and returning the proxy card, online, by telephone, or by attending the meeting. The Notice of Internet Availability and the proxy card itself have detailed instructions for voting.
     Shareholders may revoke a proxy (change or withdraw the vote) at any time prior to its exercise at the meeting by following the instructions in the proxy statement.
By Order of the Board of Directors
Peter S. Brown
Secretary

ARROW ELECTRONICS, INC.
ANNUAL MEETING OF SHAREHOLDERS
To be Held May 1, 2009

ARROW ELECTRONICS, INC.
50 Marcus Drive
Melville, New York 11747

PROXY STATEMENT
in connection with the
2009 Annual Meeting of Shareholders
The Purpose of this Statement
     The Board of Directors of Arrow Electronics, Inc., a New York corporation (“Arrow” or the “company”), is furnishing this proxy statement to all shareholders of record to solicit proxies to be voted at the 2009 Annual Meeting of Shareholders, and any adjournments of the meeting. By returning the completed proxy card, or voting over the telephone or internet, you are giving instructions on how your shares are to be voted at the Annual Meeting.
Invitation to the Annual Meeting
     You are invited to attend the 2009 Annual Meeting of Shareholders on Friday, May 1, 2009, beginning at 11:00 a.m. The meeting will be held at the Grand Hyatt New York, 109 East 42nd Street, New York, New York 10017.
Voting Instructions
     Please complete, sign, and date your proxy card and return it promptly in the postage-paid return envelope provided, or vote your shares by telephone or through the internet. Whether or not you plan to attend the meeting, your prompt response will assure a quorum and reduce solicitation expense.
Shareholders Entitled to Vote
     Only shareholders of Arrow’s common stock at the close of business on March 12, 2009 (the “record date”) are entitled to notice of and to vote at the meeting or any adjournments thereof. As of the record date, there were 120,829,347 shares of Arrow common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.
Revocation of Proxies
     The person giving the proxy may revoke it at any time prior to the time it is voted at the meeting by giving written notice to Arrow’s Secretary. If the proxy was given by telephone or through the internet, it may be revoked in the same manner. You may also revoke your proxy by attending the Annual Meeting and voting in person, though merely attending the Annual Meeting will not automatically revoke your proxy.

Cost of Proxy Solicitation
     Arrow pays the cost of soliciting proxies. Arrow has retained D.F. King & Co., Inc. to assist in soliciting proxies at an anticipated cost of $9,500 plus expenses. Arrow may also request brokers and other nominees holding Arrow common stock to forward soliciting materials to the beneficial owners of that stock and will reimburse them for their expenses in so doing.
CERTAIN SHAREHOLDERS
Holders of More than 5% of Common Stock
     The following table sets forth certain information with respect to the only shareholders known to management to own beneficially more than 5% of the outstanding common stock of Arrow as of March 12, 2009.

Name and Address	Number of Shares
of Beneficial Owner	Beneficially Owned	Percent of Class
FMR LLC (1)
82 Devonshire Street
Boston, Massachusetts 02109	17,894,745	14.8%

Wellington Management Company, LLP (2)
75 State Street
Boston, Massachusetts 02109	11,523,492	9.5%

Artisan Partners Limited Partnership (3)
875 East Wisconsin Avenue
Milwaukee, Wisconsin 53202	6,874,950	5.7%

First Pacific Advisors, LLC (4)
11400 W. Olympic Blvd.
Los Angeles, California 90064	6,345,300	5.3%

(1)
Based upon a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2009, FMR LLC, a parent holding company, has sole dispositive power with respect to all of the shares and sole voting power with respect to 11,750 shares.

(2)
Based upon a Schedule 13G filed with the SEC on February 17, 2009, Wellington Management Company, LLP, a registered investment advisor, has shared voting power with respect to 3,265,350 shares and shared dispositive power with respect to 11,473,192 shares.

Based upon a Schedule 13G filed with the SEC on February 13, 2009, the shares beneficially owned by Wellington Management Company, LLP include 7,977,050 shares (6.6% of the company’s outstanding common stock) beneficially owned by Vanguard Windsor Funds — Vanguard Windsor Fund, a registered investment company, which has sole voting power with respect to all such shares.

(3)
Based upon a Schedule 13G filed with the SEC on February 13, 2009, Artisan Partners Limited Partnership is a registered investment advisor of which Artisan Investment Corporation is the general partner. ZFIC, Inc. is the sole stockholder of Artisan Investment Corporation and Mr. Andrew A. Ziegler and Ms. Carlene M. Ziegler are the principal stockholders of ZFIC, Inc. Each of these persons and entities beneficially owns the shares shown and has shared voting power with respect to 6,587,550 shares and shared dispositive power with respect to 6,874,950 shares.

The shares reported were acquired on behalf of discretionary clients of Artisan Partners Limited Partnership, which is not entitled to dividends from, or the proceeds of the sale of, those shares. None of Artisan Partners Limited Partnership discretionary clients, to the knowledge of the reporting persons and entities, has an economic interest in more than 5% of the class.

(4)
Based upon a Schedule 13G filed with the SEC on February 11, 2009, First Pacific Advisors, LLC, a registered investment advisor, and Robert L. Rodriguez and J. Richard Atwood, the managing members of First Pacific Advisors, LLC, have shared dispositive power with respect to 6,345,300 shares and shared voting power with respect to 2,973,400 shares.

Shareholding of Executive Officers and Directors
     As of March 12, 2009, all of the executive officers and directors of Arrow as a group were the beneficial owners of 3,587,947 shares of the company’s common stock, which is 3.0% of the total shares of common stock outstanding. This amount includes 2,292,504 shares, (1.9% of the company’s outstanding common stock) held by the Arrow Electronics Stock Ownership Plan (the “ESOP”) of which William E. Mitchell, Paul J. Reilly and Peter S. Brown are the trustees. As trustees, they have shared power to vote the shares held by the ESOP, and for that reason are deemed to be beneficial owners of them under SEC regulations. The ESOP total also includes shares allocated to the individual accounts of each of the trustees.
     As of March 12, 2009, the “named executive officers” (the Chief Executive Officer, the Chief Financial Officer and each of the other three most highly compensated executive officers of the company) and directors had beneficial ownership of the company’s common stock as follows:

Shares of Common Stock Beneficially Owned

			Common	Acquirable w/in 60	% of Outstanding
	Currently Owned (1)		Stock Units (2)	Days	Common Stock
William E. Mitchell	2,785,911	(3)	—	50,000	2.3%
Paul J. Reilly	2,473,381	(3)	—	—	2.0%
Michael J. Long	140,034		—	—	*
Peter S. Brown	2,357,069	(3)	—	—	2.0%
John P. McMahon	33,207		—	5,750	*
Daniel W. Duval	44,200		20,513	—	*
Gail E. Hamilton	—		2,927	—	*
John N. Hanson	23,500		18,625	—	*
Richard S. Hill	—		8,785	—	*
M.F. (Fran) Keeth	—		11,823	—	*
Roger King	22,000		18,919	—	*
Karen Gordon Mills	22,600		29,209	—	*
Stephen C. Patrick	15,000		18,360	—	*
Barry W. Perry	20,000		19,084	—	*
John C. Waddell	22,576		9,482	—	*
Total Executive Officers’ and Director’s Beneficial Ownership	3,374,470	(3)	157,727	55,750	3.0%

*	Represents holdings of less than 1%.

(1)	Includes vested stock options, restricted shares granted, shares held by the ESOP and shares owned independently.

(2)	Includes common stock units deferred by non-employee directors and restricted stock units granted to them under the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan (the “Omnibus Incentive Plan”).

(3)
Includes 2,292,504 shares held by the ESOP, of which Messrs. Mitchell, Reilly and Brown are trustees. Each trustee is deemed a beneficial owner of all of the shares, however the total number of shares shown as beneficially owned by all of the directors and executive officers as a group includes such shares only once.

PROPOSAL 1: ELECTION OF DIRECTORS
     Each member of the Board of Directors of Arrow (the “Board”) is to be elected at the meeting to hold office until the next Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified.
     Karen Gordon Mills has been nominated to head the United States Small Business Administration and, accordingly, is not standing for re-election to the Board. The Chairman, together with his colleagues on the Board, for themselves and on behalf of Arrow, congratulate her on the nomination and gratefully acknowledge her many years of service and her many and valuable contributions to the company.

     By resolution of the Board of Directors, the Board will consist of eleven directors unless and until that number is changed by a resolution of the then current Board. Shareholder proxies solicited under this proxy statement cannot be voted for more than eleven directors.
The Board recommends a vote for all of the nominees.
     Nominees receiving a plurality of votes cast at the meeting will be elected directors. Consequently, any shares not voted (whether by abstention or broker non-votes) have no effect on the election of directors.
     Management does not contemplate that any of the nominees will be unable or unwilling to serve as a director, but should that happen prior to the voting of the proxies, the persons named in the accompanying proxy reserve the right to substitute another person of their choice when voting at the meeting.
     All of the nominees are currently directors of Arrow and were elected at Arrow’s last annual meeting.
Following are the biographies of the eleven nominees:
Daniel W. Duval, 72, director since 1987
Mr. Duval has been Lead Director of Arrow since May 2006. He was Chairman of the Board from June 2002 to May 2006. He also served as Arrow’s interim Chief Executive Officer from September 2002 to February 2003. He served as interim President and Chief Executive Officer of Robbins & Myers, Inc., a manufacturer of fluids management systems, from December 2003 through July 2004. Mr. Duval is a director of The Manitowoc Company, Inc. and Miller-Valentine Group.
Gail E. Hamilton, 59, director since 2008
Ms. Hamilton was Executive Vice President of Symantec Corporation, an infrastructure software and services provider, for five years prior to January 2005. Previously, she served as the General Manager of the Communications Division of Compaq Computer Corporation and as the General Manager of the Telecom Platform Division for Hewlett-Packard Company. She is a director of OpenText Corp., Ixia, and Surgient, Inc.
John N. Hanson, 67, director since 1997
Mr. Hanson has been Non-Executive Chairman of the Board of Joy Global Inc., a manufacturer of mining equipment for both underground and surface applications, since February 2007. He was Chairman, Chief Executive Officer and President of Joy Global Inc. for more than five years prior thereto. He is Chairman of the American Coal Foundation.
Richard S. Hill, 57, director since 2006
Mr. Hill has been Chief Executive Officer and Chairman of the Board of Novellus Systems, Inc., a maker of devices used in the manufacture of advanced integrated circuits, for more than five years. He is a director of LSI Corporation and the University of Illinois Foundation.

M.F. (Fran) Keeth, 62, director since 2004
Mrs. Keeth is retired. She was Executive Vice President of Royal Dutch Shell, plc, and CEO and President of Shell Chemicals Limited, a services company responsible for Royal Dutch Shell’s global petrochemical businesses, from January 2005 to December 2006. She served as Executive Vice President of Customer Fulfillment and Product Business Units for Shell Chemicals Limited from July 2001 to January 2005 and was President and Chief Executive Officer of Shell Chemical LP, a U.S. petrochemical member of the Royal Dutch/ShellGroup, from July 2001 to July 2006. Mrs. Keeth also serves as a director of Verizon Communications Inc. and Peabody Energy Corporation.
Roger King, 68, director since 1995
Dr. King is retired from business. He served as Chief Executive Officer of Sa Sa International Holdings Limited, a retailer of cosmetics, from 1999 until 2002. He is currently an Adjunct Professor in Finance at Hong Kong University of Science and Technology. He also serves as a director of Orient Overseas (International) Limited and Sincere Watch (Hong Kong) Limited, both of which are listed on the Hong Kong Stock Exchange, and TNT N.V., which is listed on Euronext Amsterdam.
Michael J. Long, 50, director since 2008
Mr. Long was appointed President and Chief Operating Officer of Arrow in February 2008. He served as Senior Vice President of the company from January 2006 to February 2008, and, prior thereto, he served as Vice President of the company for more than five years. He was appointed President, Arrow Global Components in September 2006. Prior thereto, he served as President, North America and Asia/Pacific Components from January 2006 until September 2006; President, North America from May 2005 to December 2005; and President and Chief Operating Officer of Arrow Enterprise Computing Solutions from July 1999 to April 2005. He also serves as a director of AmerisourceBergen Corporation.
William E. Mitchell, 65, director since 2003
Mr. Mitchell has been Chief Executive Officer of Arrow since February 2003, and was also President of the company from February 2003 to February 2008. He has been Chairman of the Board of Arrow since May 2006. Mr. Mitchell also serves as a director of Brown-Forman Corporation and of Rogers Corporation.
Stephen C. Patrick, 59, director since 2003
Mr. Patrick has served as the Chief Financial Officer of the Colgate-Palmolive Company, a global consumer products company, for more than five years. In his more than 25 years at Colgate-Palmolive he has also held positions as Vice President, Corporate Controller and Vice President of Finance for Colgate Latin America.
Barry W. Perry, 62, director since 1999
Mr. Perry was Chief Executive Officer and Chairman of the Board of Engelhard Corporation, a surface and materials science company, for more than five years prior to his retirement in June 2006. Mr. Perry is also a director of the Cookson Group plc and Ashland Inc.

John C. Waddell, 71, director since 1969
Mr. Waddell retired as the Chairman of the Board of Arrow in May 1994 and since that time has served as the Vice Chairman.
     On February 27, 2009, the Board appointed Mr. Long Chief Executive Officer, effective May 1, 2009. Under the company’s succession plan, Mr. Mitchell will remain as Executive Chairman through December 31, 2009.
THE BOARD AND ITS COMMITTEES
     The Board meets in general sessions with Chairman Mitchell presiding, in meetings limited to non-management directors, which are led by Lead Director Duval, and in its various committees. Committee meetings are open to all members of the Board. Committee memberships and chair assignments are reviewed annually by the Corporate Governance Committee.
     The table below reflects committee memberships for calendar year 2008.

	Audit		Compensation		Corporate Governance
	Jan 2008 — May 2008	May 2008 — Dec 2008	Jan 2008 — May 2008	May 2008 — Dec 2008	Jan 2008 — May 2008	May 2008 — Dec 2008
Daniel W. Duval	•	•	•	•
Gail E. Hamilton	•	•			•	•
John N. Hanson			•	•	•	•
Richard S. Hill	•	•	•	•
M.F. (Fran) Keeth	•	•			•	•
Roger King	•	•			•	•
Michael Long
Karen Gordon Mills			▲	▲	•	•
William E. Mitchell
Stephen C. Patrick	▲	▲			•	•
Barry W. Perry	•	•	•	•
John C. Waddell			•	•	▲	▲

▲ Chair • Member
Committees
     Each of the committees of the Board operates under a charter, a copy of which is available at the investor relations section of the company’s website, www.arrow.com.
     The audit committee reviews and evaluates Arrow’s financial reporting process and other matters including its accounting policies, reporting practices, and internal accounting controls. The committee also monitors the scope and reviews the results of the audit conducted by Arrow’s independent registered public accounting firm. The committee reviews with the internal audit department the status and results of the annual internal audit plan, assessments of the adequacy and effectiveness of internal controls, and the sufficiency of the department’s resources. The Board has determined that Mr. Patrick is an “audit committee financial expert” as defined by the SEC. In light of the possibility that Mr. Patrick might at some time be unable to attend a meeting of the committee, the Board has also determined that Mrs. Keeth qualifies as an “audit committee financial expert.”

     The compensation committee is responsible for developing and reviewing Arrow’s executive compensation philosophy. It implements that philosophy through compensation programs and plans designed to further Arrow strategy, drive long-term profitable growth and increase shareholder value. The committee reviews and approves the corporate goals and objectives relevant to executive compensation, and, subject to review and ratification by the other independent members of the Board, reviews and approves the base salary, annual incentives, performance and stock-based awards and retirement and other benefits for the Chief Executive Officer and the company’s other principal executives.
     Compensation committee meetings are regularly attended by the company’s Chief Executive Officer, the General Counsel (who also serves as secretary), the Senior Vice President of Human Resources, and, as required, the Chief Financial Officer. Each of the management attendees provides the committee with his or her specific expertise and the business and financial context necessary to understand and properly target financial and performance metrics. None of the members of management has, or is delegated, any decision-making authority as to the compensation of the company’s executive officers, and none of the management invitees are present during the committee’s deliberations regarding their compensation.
     The committee meets regularly to review and manage compensation, review executive-level hiring, retention, and termination arrangements, and a number of related issues. In 2008, these included:
•	approving the prior year (2007) bonuses, performance share awards and equity grants;

•	setting the Employee Share Ownership Plan (the “ESOP”) share pool;

•	reviewing and approving all compensation plan metrics, goals and targets, and Chief Executive Officer non-financial incentive goals for 2008;

•	reviewing the annual report on the performance of the company’s Pension Investment and Oversight Committee;

•	reviewing the committee’s charter;

•	reviewing the Compensation Discussion and Analysis regarding 2007 and confirming the committee’s Report to Shareholders;

•	receiving advice concerning legislative developments regarding compensation;

•	reviewing the performance of the compensation consultant; and

•	conducting the annual committee self-assessment.
     The committee’s consideration of the performance and compensation of the Chief Executive Officer is conducted in executive session. The committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance and the performance of the company itself in light of those goals and objectives.
     Under its charter, the committee may delegate its authority to a subcommittee consisting of one or more members.

     In 2008, the committee directly engaged Pearl Meyer & Partners as a consultant to examine and report exclusively to the committee on best practices in the alignment of compensation programs for the Chief Executive Officer and other members of senior management with corporate goals by providing competitive and benchmarking data, analyses, and recommendations with regard to plan design and target compensation. Pearl Meyer & Partners does not provide any other services to the company.
     The corporate governance committee has primary responsibility for developing the corporate governance guidelines for Arrow and for making recommendations with respect to committee assignments and other governance issues. The committee regularly reviews and makes recommendations to the Board regarding the compensation of non-employee directors.
     The committee will consider shareholder recommendations of nominees for membership on the Board as well as those recommended by current directors, company officers, employees, shareholders, and others. Such recommendations may be submitted to Arrow’s Secretary, Peter S. Brown, at Arrow Electronics, Inc., 50 Marcus Drive, Melville, New York, 11747, who will forward them to the committee.
     The committee’s expectations as to the specific qualities and skills required for directors are set forth in Section 4 of Arrow’s corporate governance guidelines (available at the investor relations section of the company’s website, www.arrow.com.) Generally, those guidelines require that a director have a) the education, experience and insight sufficient to evaluate and oversee the company’s direction and performance for the benefit of its shareholders and other stakeholders; b) the interest and the time available to attend substantially all scheduled board and committee meetings and otherwise fulfill his or her responsibilities as a director; c) the independence and strength of conviction to objectively appraise the performance of executive management and, when necessary, recommend appropriate changes; and, d) no involvement in any activity or interest that might appear to conflict with his or her fiduciary responsibilities.
     The committee’s initial review of the potential candidate is typically based on any written materials provided to the committee. In connection with the evaluation of potential nominees, the committee determines whether to interview the nominee, and if warranted, the committee, the Chairman of the Board and Chief Executive Officer, the Lead Director and others as appropriate, interview the potential nominees. The committee has retained the services of a third-party executive recruitment firm to assist committee members in the identification and evaluation of potential nominees for the Board.
Independence
     The company’s corporate governance guidelines provide that the Board should consist primarily of independent, non-management directors. For a director to be considered independent under the guidelines, the Board must determine that the director does not have any direct or indirect material relationship with the company and that he or she is not involved in any activity or interest that might appear to conflict with his or her fiduciary duties to the company.
     To be deemed independent, a director must also meet the independence standards in the New York Stock Exchange listing rules, which require that neither such a director nor any member of his or her immediate family:
i)	is, or has been within the last three years, an officer or employee of the company;

ii)	received more than $100,000 from the company (except for director or committee fees) during any twelve-month period in the last three years;

iii)	is employed by or a partner in the company’s independent registered public accounting firm (or, if a former employee or partner, has worked on the audit of the company within the past three years);

iv)
is or has been at any time in the last three years, an executive officer of another company where any of Arrow’s executive officers serves as a member of such other company’s board of directors and compensation committee; and

v)
is an employee (or, in the case of a family member, an executive officer) of a company which has made payments to or received payment from Arrow in excess of the larger of $1 million or 2% of such other company’s consolidated gross revenues in any of the last three fiscal years.

     In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. In making this determination regarding Mr. Hill, the Board considered that Mr. Hill is an independent director of LSI Corporation, a semiconductor manufacturer for which the company is an authorized distributor. In 2008, the company purchased approximately $73,000,000 of LSI products worldwide, which is 2.7% of LSI’s total sales, and .5% of Arrow’s total purchases. The Board determined that this relationship did not impair Mr. Hill’s independence because he is an independent director of LSI, and receives compensation from LSI only in connection with his services as such, while Novellus Systems, Inc., of which Mr. Hill is Chairman and Chief Executive Officer, purchased approximately $23,000 of product from Arrow in 2008.
     The Board has determined that all of its directors and nominees, other than Mr. Mitchell and Mr. Long, satisfy both the New York Stock Exchange’s independence requirements and the company’s guidelines.
     As required by the company’s corporate governance guidelines and the New York Stock Exchange’s listing rules, all members of the audit, compensation and corporate governance committees are independent, non-management directors.
     No member of the compensation committee is a present or former employee of the company, except for Mr. Duval, who served as interim Chief Executive Officer from September 2002 to February 2003, and Mr. Waddell, who served as Chief Executive Officer of the company until December 1986 and Executive Chairman of the company until May 1994. Under the rules of the New York Stock Exchange, neither Mr. Duval’s interim service nor Mr. Waddell’s prior service alter their respective status as independent, non-management directors. No member of the compensation committee is an employee or director of any company where any employee or director of Arrow serves on the compensation committee.
     All members of the audit committee also satisfy an additional SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Arrow or any of its subsidiaries other than their directors’ compensation.
Meetings and Attendance
     In general, it is the practice of the Board for all of its non-management directors to meet in “executive session” at each Board meeting, with the Lead Director presiding. Consistent with Arrow’s corporate governance guidelines, in 2008 these non-management director meetings included one under the guidance of the Chair of the compensation committee to evaluate the performance of the Chief Executive Officer and one under the guidance of the Chair of the corporate governance committee to discuss senior management development and succession.

     During 2008 there were eight meetings of the Board, eight meetings of the audit committee, nine meetings of the compensation committee, four meetings of the corporate governance committee, and two sub-committee meetings. Mr. Patrick attended 73%, and all other directors attended 75% or more, of all of the meetings of the Board and the committees on which they served. It is the policy of the Board that all of its members attend the Annual Meeting of Shareholders absent exceptional cause, and all the members of the Board did so in 2008.
Director Compensation
     The independent members of the Board (that is, all members except Messrs. Mitchell and Long) receive the following fees:

Annual fee	$50,000
Annual fee for each Board or committee meeting attended	$2,000
Annual fee for service as committee chair	$10,000
Additional annual fee for service as compensation or audit committee chair	$5,000
     Each non-employee director receives an annual grant of restricted stock units valued at $90,000 based on the fair market value of Arrow common stock on the date of grant. Based on the closing market price of $28.19 on May 2, 2008, the 2008 grant resulted in 3,193 restricted stock units being awarded to each director. Prior years’ grants vested on the first anniversary of the grant date. Since 2008, the units vest on the date of grant. As in prior years, however, the vested units are not transferable into Arrow common stock, salable or available to be used as collateral until one year after the director leaves the Board, when each vested unit is settled with the issuance of one share of Arrow common stock.
     For his service as Lead Director, Mr. Duval received an additional grant of restricted stock units valued at $30,000 (1,064 units in 2008, based on the grant-date closing market price of $28.19.)
     Ms. Hamilton received restricted stock units valued at $60,000 upon joining the Board in February 2008, and a pro-rated annual grant of units valued at $22,500.
     Neither Mr. Mitchell nor Mr. Long receives compensation for Board service.
     The following table shows the total dollar value of compensation received by all non-employee directors in or in respect of 2008 and the expense recorded by the company in connection with the vesting during 2008 of stock-based compensation.

Non-Employee Director Compensation

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)	($)(1)	($)
Daniel W. Duval	98,000	157,500	255,500
Gail E. Hamilton	59,694	82,500	142,194
John N. Hanson	88,000	115,000	203,000
Richard S. Hill	96,000	115,000	211,000
M.F. (Fran) Keeth	88,000	115,000	203,000
Roger King	88,000	115,000	203,000
Karen Gordon Mills	102,500	115,000	217,500
Stephen C. Patrick	94,500	115,000	209,500
Barry W. Perry	92,000	115,000	207,000
John C. Waddell	106,000	115,000	221,000

(1)
The amounts reflect the expense recorded by the company in connection with the vesting in 2008 of the restricted stock units granted each director in 2007 and 2008. These amounts were calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payment” based on the closing market price of the underlying stock at the date of grant.

     In prior years, certain of the directors received “above-market” interest earnings on amounts deferred under the Non-Employee Director Deferred Compensation Plan. Under that plan, the deferred amounts were deemed to have been deposited into deferral accounts and invested in funds selected by the participants. With respect to 2008, none of the participants’ deferral accounts had returns deemed to be “above-market”; that is, none of the deemed investments returned more than 120% of the December 2008 applicable federal long-term rate or 5.35%.
     The company no longer uses stock options as a part of the compensation of independent directors. The prior grants had ten-year terms, vesting in two equal installments beginning on the first anniversary of the grant date. The exercise prices were set at the market price of Arrow common stock at the close on the date of grant. The following table reflects the number of unexercised options held by each independent director as of year-end 2008. (Because of the change in the restricted stock unit grants discussed above, all of the units are vested, and they are therefore not shown on this table. The dollar value of those grants is shown under the heading “Stock Awards” on the table above.)

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of Securities
	Underlying	Option
	Unexercised Options—	Exercise
	Exercisable	Price	Option Expiration Date
Name	(#)(1)	($)(2)	(2)
Daniel W. Duval	4,000	18.13	5/14/2009
	4,000	33.69	5/23/2010
	4,000	26.52	5/11/2011
	4,000	26.23	5/23/2012
	4,000	16.51	5/23/2013
Gail E. Hamilton	—	—	—
John N. Hanson	4,000	18.13	5/14/2009
	4,000	33.69	5/23/2010
	4,000	26.52	5/11/2011
	4,000	26.23	5/23/2012
	4,000	16.51	5/23/2013
Richard S. Hill	—	—	—
M.F. (Fran) Keeth	—	—	—
Roger King	4,000	18.13	5/14/2009
	4,000	33.69	5/23/2010
	4,000	26.52	5/11/2011
	4,000	26.23	5/23/2012
	4,000	16.51	5/23/2013
Karen Gordon Mills	4,000	18.13	5/14/2009
	4,000	33.69	5/23/2010
	4,000	26.52	5/11/2011
	4,000	26.23	5/23/2012
	4,000	16.51	5/23/2013
Stephen C. Patrick	15,000	17.27	7/16/2013
Barry W. Perry	15,000	17.44	1/25/2009
	4,000	18.13	5/14/2009
	4,000	33.69	5/23/2010
	4,000	26.52	5/11/2011
	4,000	26.23	5/23/2012
	4,000	16.51	5/23/2013
John C. Waddell	4,000	18.13	5/14/2009
	4,000	33.69	5/23/2010
	4,000	26.52	5/11/2011
	4,000	26.23	5/23/2012
	4,000	16.51	5/23/2013

(1)	For each stock option granted to each non-employee director, shows the number of shares underlying vested stock options.

(2)
These columns reflect the exercise price and expiration date, respectively, for all of the stock options under each award. Each option was granted ten years prior to its expiration date. All of the awards vest in two equal amounts on the first and second anniversaries of the grant date, and have an exercise price equal to the closing market price of the common stock on the grant date.

     Under the terms of the Non-Employee Director Deferred Compensation Plan, non-employee directors may defer the payment of all or any portion of their annual retainers and meeting fees until the end of their service on the Board. Unless a different amount is chosen by the director, 50% of the director’s annual retainer fee is deferred and converted to units of Arrow common stock. When the director leaves the Board, each whole stock unit credited to his or her account will be settled with the issuance of one share of common stock. Other amounts that are deferred may be invested for the benefit of the director, or should a director so choose, be converted into the stock units. The units held by each director are included under the heading “Common Stock Units” in the Shares of Common Stock Beneficially Owned table above. The amounts deferred by each director for 2008 are included under the heading “Fees Earned or Paid in Cash” on the Non-Employee Director Compensation table above.
Availability of More Information
     Arrow’s corporate governance guidelines, the corporate governance committee charter, the audit committee charter, the compensation committee charter, the company’s Worldwide Code of Business Conduct and Ethics and the Finance Code of Ethics can be found at the investor relations section of the company’s website, www.arrow.com, and are available in print to any shareholder who requests them.
     Shareholders and other interested parties who wish to communicate with the Chairman of the Board or any of the non-management members of the Board may do so by submitting such communication to Arrow’s Secretary, Peter S. Brown, at Arrow Electronics, Inc., 50 Marcus Drive, Melville, New York 11747, who will present any such communication to the directors.
AUDIT COMMITTEE REPORT
     The audit committee represents and assists the Board by overseeing the company’s financial statements and internal controls; the independent registered public accounting firm’s qualifications and independence; and the performance of the company’s internal audit function and of its independent registered public accounting firm.
     The audit committee currently consists of seven directors, all of whom are independent in accordance with New York Stock Exchange listing standards and other applicable regulations. The Board has determined that Mr. Patrick is an “audit committee financial expert” as defined by the SEC. In light of the possibility that Mr. Patrick might at some time be unable to attend a meeting of the committee, the Board has also determined that Mrs. Keeth qualifies as an “audit committee financial expert.”
     Company management has the primary responsibility for financial statements and for the reporting process, including the establishment and maintenance of Arrow’s systems of internal controls over financial reporting. The company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, and auditing the company’s internal controls over financial reporting.
     In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with both management and the independent registered public accounting firm the company’s quarterly earnings releases, quarterly reports on Form 10-Q and the 2008 Annual Report on Form 10-K. Such reviews included a discussion of critical or significant accounting policies, the reasonableness of significant judgments, the quality (not just the acceptability) of the accounting principles, the reasonableness and clarity of the financial statement disclosures, and such other matters as the independent registered public accounting firm is required to review with the audit committee under the standards promulgated by the Public Company Accounting Oversight Board. Also discussed with both management and the company’s independent registered public accounting firm were the design and efficacy of the company’s internal controls over financial reporting.

     In addition, the audit committee received from and discussed with representatives of the company’s independent registered public accounting firm the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and considered the compatibility of non-audit services rendered to Arrow with the independence of the company’s independent registered public accounting firm. The committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
     The audit committee also discussed with the independent registered public accounting firm and Arrow’s internal audit group the overall scope and plans for their respective audits. The committee periodically met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Arrow’s internal controls, and the overall quality of Arrow’s financial reporting.
     In reliance on these reviews and discussions, the audit committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.
Stephen C. Patrick, Chair
Daniel W. Duval
Gail Hamilton
Richard S. Hill
M.F. (Fran) Keeth
Roger King
Barry W. Perry
PRINCIPAL ACCOUNTING FIRM FEES
     The aggregate fees billed by Arrow’s principal accounting firm, Ernst & Young LLP, for auditing the annual financial statements and the company’s internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act and related regulations included in the Form 10-K, the reviews of the quarterly financial statements included in the Forms 10-Q, statutory audits, assistance with and review of documents filed with the SEC and consultations on various accounting and reporting matters for each of the last two fiscal years are set forth as “Audit Fees” in the table below.
     Also set forth for the last two fiscal years are “audit-related” fees. Such fees are for services rendered in connection with business acquisitions, employee benefit plan audits, and other accounting consultations. Tax fees relate to assistance in tax return preparation and tax audits, and tax interpretation and compliance, in various tax jurisdictions around the world. Ernst & Young did not provide any services related to financial information systems design or implementation or personal tax work or other services for any of the company’s executive officers or members of the Board.

	2008	2007

Audit Fees	$7,269,800	$7,359,840
Audit-Related Fees	183,600	126,775
Tax Return and Compliance Fees	605,877	445,706
Other Tax Related Fees	64,298	288,372

Total	$8,123,575	$8,220,693

     The amounts in the table above do not include fees charged by Ernst & Young to Marubun/Arrow, a joint venture between the company and the Marubun Corporation, which totaled $247,080 (audit-related fees) and $1,654 (tax-related fees) in 2008 and $232,946 (audit-related fees) and $1,766 (tax fees) in 2007.
     Consistent with the audit committee charter, all audit, audit-related, tax return and compliance and other tax related services were pre-approved by the audit committee, or by a designated member thereof. The audit committee has determined that the provision of the non-audit services described above is compatible with maintaining Ernst & Young’s independence.
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS
     Shareholders will be asked to ratify the appointment of Ernst & Young as Arrow’s independent registered public accounting firm for 2009. Arrow expects that representatives of Ernst & Young will be present at the meeting with the opportunity to make a statement if they desire to do so and that they will be available to answer appropriate inquiries raised at the meeting.
The Board recommends that the shareholders vote for the ratification of the appointment of Ernst & Young LLP.
COMPENSATION COMMITTEE REPORT
     The substantive discussion of the material elements of all of the company’s executive compensation programs and the determinations by the compensation committee with respect to compensation and executive performance for 2008 are contained in the Compensation Discussion and Analysis that follows this report. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with the management representatives responsible for its preparation and the compensation committee’s compensation consultants. In reliance on these reviews and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in the Definitive Proxy Statement on Schedule 14A for Arrow’s 2009 annual shareholder meeting for filing with the SEC and be incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
Karen Gordon Mills, Chair
Daniel W. Duval
John N. Hanson
Richard S. Hill
Barry W. Perry
John C. Waddell

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     As a large, global provider of technology solutions operating in a highly competitive market, Arrow views people as the key driver of success. The company’s executive compensation program, under the direction of the compensation committee, is designed to motivate, attract and retain high caliber executives who are capable of successfully leading the company’s complex global operations and create long-term shareholder value through sustained growth in sales and profit. The program is structured to support Arrow’s strategic goals and reinforce high performance with a clear emphasis on accountability and performance-based pay for achievement of stated goals.
     Following are descriptions of the company’s compensation philosophy, the process used to apply that philosophy, the use of benchmarking, the various compensation and benefit plans used and why they were used, and where applicable, the targets set for each one.
Compensation Objectives
     Arrow’s executive compensation program is designed to:
•	Drive performance in support of the business strategy;

•	Attract and retain talent;

•	Vary pay based on company and individual performance; and

•	Align the interests of executives with those of shareholders.
     The use of compensation to drive and reward performance is reflected in Arrow’s emphasis on performance-based compensation, while the importance of alignment with shareholder interests in long-term value creation is reflected in the equity-based components of the total compensation mix. Arrow’s pay-for-performance focus is evident in the substantially greater weight given to performance-based compensation versus fixed compensation. Among named executive officers, performance-based compensation represents more than sixty-five percent of their target total compensation opportunities.
Total Compensation Analysis
     Each year, the committee reviews the target total compensation of our executives, including salaries, target annual incentives, target long-term incentive values, retirement benefits and severance arrangements to ensure that all of its elements are appropriate based on historical and potential contribution, market conditions, competitive benchmarking data and the furtherance of the company’s strategic objectives. The committee also reviews the detail of each executive’s compensation history and performance.
     The committee considers performance reviews prepared by the Chief Executive Officer for his direct reports, and conducts its own performance review of the Chief Executive Officer and the Chief Operating Officer. The committee reviews the company’s performance on the metrics relevant to the execution of its strategy and evaluates the Chief Executive Officer’s performance in light of that execution.

     For executives other than the Chief Executive Officer, the committee’s review includes input provided to the committee by the Chief Executive Officer and the committee’s external compensation consultant, Pearl Meyer & Partners, regarding target total compensation (the amount the executive will earn if 100% targets and goals are achieved) and the suggested allocation of the total amount among the forms of compensation. All decisions are made by the committee, however.
     These recommendations are based on individual performance, as well as benchmarked competitive compensation and performance analyses. The committee also considers the compensation of other company executives, levels of responsibility, prior experience, breadth of knowledge, and job performance. A similar range of factors are considered by the committee in setting compensation for the Chief Executive Officer.
     As is discussed under the heading, “The Board and its Committees”, the committee meets with its external compensation consultant from time to time to ensure that compensation programs for the Chief Executive Officer and other named executive officers are aligned with the company’s strategic goals and market practices. The external compensation consultant provides the committee with competitive and benchmarking data, analyses, and recommendations with regard to plan design and target compensation levels.
Competitive Benchmarking
     To ensure that executive compensation plans and levels are appropriate and competitive, the committee reviews analyses on peer company practices throughout the year. Information on total compensation levels is considered in the context of peer performance analyses in order to effectively link compensation to relative performance. Through this process, and with input from its external compensation consultant and management, the committee determines appropriate benchmarking targets each year.
     For 2008, the committee concluded that generally targeting total direct compensation (the sum of base salary, cash incentives and long-term incentives) at the market 65th percentile was appropriate based on its review of relevant compensation and performance analyses.
     Peer companies, organized into five distinct peer groups, include Arrow’s direct technology distribution competitors, electronic manufacturing services companies, distributors in other industries and customers, suppliers and other large technology companies with either similar revenues or similar market capitalization. The use of multiple peer groups allows the committee to recognize that there are different relevant markets for each of our executive positions, and weight the data accordingly. The committee, together with its external compensation consultant and management, annually reviews and approves the peer groups to ensure they continue to meet its benchmarking objectives.

     The companies used for 2008 compensation benchmarking include the following.
2008 Benchmarked Companies

Technology Distributors		Revenue Relevant Technology Companies

•	Anixter International Inc.	•	Applied Materials, Inc.

•	Avnet, Inc.	•	EMC Corporation

•	CDW Corporation	•	Emerson Electric Co.

•	Ingram Micro Inc.	•	L-3 Communications Corporation

•	Synnex Corporation	•	Motorola, Inc.

•	Tech Data Corporation	•	Raytheon Co.

		•	Sun Microsystems, Inc.

Electronic Manufacturing Services		•	Texas Instruments Incorporated

•	Flextronics International LTD.	•	Xerox Corporation

•	Jabil Circuit, Inc.

•	Sanmina-SCI Corporation	Market Capitalization Relevant Technology Companies

•	Solectron Corporation	•	Advanced Micro Devices, Inc.

		•	Amphenol Corporation

Other Distributors		•	Avaya Inc.

•	AmerisourceBergen Corporation	•	Ciena Corporation

•	AutoNation, Inc.	•	Harris Corporation

•	Genuine Parts Company	•	Lexmark International, Inc.

•	Owens & Minor, Inc.	•	Molex Incorporated

•	Penske Automotive Group, Inc.	•	NetApp, Inc.

•	Henry Schein, Inc.	•	Tektronix, Inc.

•	WESCO International, Inc.	•	Tellabs, Inc.

		•	Western Digital Corporation
Elements of Total Compensation
     The following summarizes the compensation elements used to attract, reward, motivate and retain Arrow’s executives.
Base Salary
     Consistent with Arrow’s pay-for-performance philosophy, base pay comprises the smallest percentage of overall targeted total compensation. To attract the necessary executive talent and maintain a stable executive team, the committee generally targets executive officer base salaries at approximately the 50th percentile paid for similar jobs at companies in our peer groups.
     As is further discussed under the heading “Employment Agreements,” each of the named executive officers has an employment agreement, which provides for a minimum base salary. Each year, the committee considers salary actions in the context of competitive benchmarking data, individual performance and business conditions.
     For 2008, the committee set the Chief Executive Officer’s base salary at $1,100,000, representing a 4.8% increase over 2007. The committee determined this amount in recognition of Mr. Mitchell’s continued strong performance and based on a review of base salaries paid to CEOs in Arrow’s peer groups. The committee increased 2008 base salaries of the other named executive officers by an average of 3.7%. These increases were determined based on each executive’s performance, scope of responsibilities, competitive base salary position versus similar jobs in Arrow’s peer groups and the corporate salary budget guidelines.

Performance-Based Compensation
     Performance-based compensation, including annual incentive and long-term incentive awards (including performance shares, restricted shares and stock options) that are linked to the achievement of certain goals and stock price, play a significant role in executives’ overall compensation. They are essential to linking pay to performance, aligning compensation with organizational strategies and financial goals, and rewarding exceptional individual and organizational performance. All of the named executive officers participate in each program.
     The table below reflects, for each executive, the mix between performance-based and fixed compensation for 2008 based on the amounts each executive would receive for target-level performance. The substantially greater weight given to performance-based compensation reflects the committee’s emphasis on at-risk compensation and accountability in support of the company’s strategic initiatives. The variation of the mix among the named executive officers reflects the committee’s belief that as an executive’s responsibility and ability to affect financial results increases, his or her performance-based compensation should become a larger component of the total. Each of the forms of performance-based compensation is discussed below.
2008 Performance-Based versus Fixed Compensation (at target levels)

	FIXED	PERFORMANCE-BASED		Total
	Base	Annual	Long-Term	Performance-
	Salary	Incentive	Incentive	Based Pay
	as a %	as a % of	as a % of	as a %
	of Total	Total	Total	of Total
William E. Mitchell	18.5%	18.5%	63.0%	81.5%
Paul J. Reilly	24.8%	19.8%	55.4%	75.2%
Michael J. Long	20.9%	20.9%	58.2%	79.1%
Peter S. Brown	32.9%	20.1%	47.0%	67.1%
John P. McMahon	31.9%	19.1%	49.0%	68.1%
Annual Incentives
     Arrow’s annual incentives, also referred to as our Short-Term Incentive Program, are intended to reward individual accountability for optimizing operating results throughout the year and driving profit, efficiency and shareholder value. Eighty percent (80%) of the annual incentive for each named executive officer is determined based on financial targets, and the remaining twenty percent (20%) is based on the achievement of specific individual non-financial goals. Depending on actual results, executives can earn from 0% to a maximum of 200% of their targeted annual incentives.
     The committee establishes annual financial targets utilizing one or more key indicators of the company’s strategic progress. For 2008, these financial targets for all named executive officers except the Chief Executive Officer were based on a mix of the company’s achievement of specified levels of operating income and average net working capital as a percentage of sales.
     Individual non-financial goals are established at the beginning of each year for the Chief Executive Officer by the committee and for each of the other named executive officers by the Chief Executive Officer. The goals may be strategic or tactical, but all are designed to be specific and measurable and to further the objectives of the company.

     The overall annual incentive structure is summarized in the following table.

Annual Incentive Structure

Financial Metric	Weighting	Purpose
Operating Income	48%	Reward for maximizing annual earnings

Net Working Capital/Sales	32%	Reward for efficient use of capital

Non-Financial Goals	20%	Reward for accomplishment of key individual non-financial goals
     The 2008 financial metrics and results against those metrics are set forth in the following table.

	Performance	Results				Weighted Multiple
	Range	Paul J.	Peter S.	John P.		Paul J.	Peter S.	John P.
Performance Metric	(millions)	Reilly	Brown	McMahon	Weighting	Reilly	Brown	McMahon
Operating Income	$430.4 — $896.8	68.4%	68.4%	68.4%	48%	32.8%	32.8%	32.8%
Net Working Capital as a Percentage of Sales	17.6% — 11.8%	94.8%	94.8%	94.8%	32%	30.3%	30.3%	30.3%
Non-Financial	N/A	100%	90%	110%	20%	20%	18%	22%
Total	—	—	—	—	—	83.1%	81.1%	85.1%
Annual Incentive Determination for Messrs. Mitchell and Long
     In order to fully comply as “performance-based” under Section 162(m) of the Internal Revenue Code, maximum 2008 annual incentive amounts for Mr. Mitchell and Mr. Long were established using a formula based on a net income above a target level and sales divided by net working capital. Once this maximum annual incentive amount was determined, the committee exercised its negative discretion, as permitted under Section 162(m), to determine the amounts actually to be paid.
     For Mr. Long, the committee premised the exercise of its negative discretion on the methodology and metrics described above for other named executive officers, in the application of which Mr. Long would have achieved 79% on his financial targets and 125% on his non-financial goals, aggregating on a weighted basis 88% of his total targeted annual incentive. Accordingly, in the exercise of its negative discretion, the committee awarded an annual incentive of $520,000 to Mr. Long.
     For Mr. Mitchell, the committee applied a similar methodology, but replaced the operating income metric with earnings per share to reflect his level of accountability to shareholders. The performance range was set at a threshold of earnings of $2.09 per share and a maximum of $4.36 per share. On that basis, Mr. Mitchell also achieved 79% on his financial targets and 125% on his non-financial goals, aggregating on a weighted basis 88% of his total targeted incentive. In the exercise of its negative discretion, the committee awarded an annual incentive of $975,000 to Mr. Mitchell.

Long-Term Incentives
     In 2008, with the guidance of our external compensation consultant, the committee restructured the company’s long-term incentives to promote a balanced focus on driving performance, retaining talent and aligning the interests of our executives with those of our shareholders. Under the structure described below, awards are established as aggregate total long-term incentive dollar amounts and granted annually. The new program, delivering a mix of performance shares, restricted shares and stock options as an integrated long-term incentive structure, represents a further step in Arrow’s drive toward a high-performance culture.
2008 Long-Term Incentive Plan (LTIP) Structure

Equity-Based Long-	Target Weighting as a %
Term Instrument	of Long-Term Award	Purpose	Award Terms

Performance Shares	50% • 25% based on one-year performance	Reward for maximizing returns on invested capital	One-year performance shares vest in four equal annual installments beginning on first anniversary of grant
	• 25% based on two-year performance	Promote long-term retention and alignment of interests with those of shareholders	Two-year performance shares vest 100% after second anniversary of grant

Restricted Stock	25%	Promote long-term retention and alignment of interests with those of shareholders	Vest in four equal annual installments beginning on first anniversary of grant

Stock Options	25%	Reward for stock price appreciation	Vest in four equal annual installments beginning on first anniversary of grant Exercise price is equal to 100% of closing price on grant date Options expire ten years from grant date
     The committee makes long-term incentive award decisions for executives based on input from the Chief Executive Officer, prior grant history, the committee’s own assessment of each executive’s contribution, potential contribution, performance during the prior year and on the long-term incentive award practices of the benchmarked companies discussed above.
     The committee also evaluates the Chief Executive Officer in light of the factors discussed above to determine his annual long-term incentive award. That grant and those for the other named executive officers are as set forth below. For more detail, including the expense to the company associated with each grant, see the Grants of Plan-Based Awards table, below.
     The 2008 long-term incentive awards are listed in the following table.

	Target Performance
	Shares Awarded		Restricted	Stock Options
	One-Year	Two-Year	Shares Awarded	Awarded
William E. Mitchell	28,749	28,749	86,000 (1)	—
Paul J. Reilly	8,900	8,900	8,900	24,300
Michael J. Long	12,400	12,400	12,400	34,100
Peter S. Brown	5,400	5,400	5,400	14,800
John P. McMahon	4,600	4,600	4,600	12,700

(1)
For 2008, in anticipation of his expected retirement, and in light of the importance of his successful implementation of the company’s succession plan, the committee awarded Mr. Mitchell additional restricted shares in lieu of stock options, with the final number of shares to range from 50% to 150% of a 57,498 share target. Upon the Board’s appointment of his successor, and based on the committee’s evaluation of his effectiveness in managing the CEO succession, the committee determined the actual grant shown above.

     The 2008 performance share awards, representing 50% of the total Long Term Incentive Plan award value, are tied to Arrow’s one-year and two-year performance against Return on Invested Capital (ROIC) targets. The committee chose ROIC as the basis for performance share awards to reward participants for successfully balancing profit maximization and the efficient use of capital.
     Following are the ROIC performance metrics for the 2008 performance share awards:

	One-Year (2008) Performance			Two-Year (2008-2009) Performance
	Shares			Shares
	Threshold	Target	Maximum	Threshold	Target	Maximum
Return on Invested Capital	8.2%	11.4%	13.7%	8.4%	11.7%	13.9%
Payout as % of Target	25%	100%	200%	25%	100%	200%
     For the one-year performance shares based on 2008 ROIC, the committee adjusted the financial results actually achieved during the cycle to exclude the impact of acquisitions, restructurings, impairment charges, and other non-recurring items which occurred after the original targets were set to arrive at a 2008 ROIC of 9.9%. Based on this level of ROIC, each of the named executive officers received 64.8% of the target number of shares awarded.
     The number of shares paid to each of the named executive officers with respect to this cycle is set forth below.

One-Year
Performance Shares Earned
For 2008 Performance
Period
William E. Mitchell	18,629
Paul J. Reilly	5,767
Michael J. Long	8,035
Peter S. Brown	3,499
John P. McMahon	2,981

Medium-Term Incentive Program
     In 2004, the company introduced its Medium-Term Incentive Program (MTIP), a performance share plan aimed at fostering retention and aligning the interests of executives with those of shareholders by tying awards to achievement of performance metrics established at levels that would significantly challenge participants. Under the plan, participants could earn from 0% to 200% of a target number of shares depending on achievement versus performance metrics over a three-year period. Participants would receive 25% of target at threshold performance and 200% of target at maximum performance.
Plan Modifications
     During 2008, as part of the ongoing review of Arrow’s executive compensation program, the committee, with the help of its external compensation consultant, reviewed the designs of the 2006-2008 and 2007-2009 MTIP cycles. The committee focused on the structure of the performance metrics in light of the approach taken in establishing performance levels for the performance share component of the 2008 Long-Term Incentive Plan, and whether the outcomes of these MTIP cycles would appropriately reflect the financial performance of the company during these periods.
     Based on this review, the committee concluded that the designs were not consistent with the approach taken under prior MTIP cycles or the 2008 LTIP plan and were not likely to properly reflect the company’s financial performance during the 2006-2009 period. Under the 2006-2008 and 2007-2009 MTIP cycles, the performance ranges were set very tightly compared to prior MTIP cycles and the 2008 LTIP plan. In evaluating these designs, the committee noted that the narrow spread between threshold and maximum performance levels was inconsistent with competitive norms and not in line with the compensation structure adopted in the 2008 review.
     The committee decided to amend the 2006-2008 and the 2007-2009 MTIPs to widen the performance ranges by lowering the thresholds and raising the maximums consistent with the approach taken under the 2008 LTIP performance share plans. The committee did not change plan target performance levels in any way. Although the amended plans will pay some part of the awards at lower performance levels, Arrow will need to perform at significantly higher levels to achieve the maximum award levels. In addition, the committee reduced the awards that may be payable under the modified plans by 20%. The committee believes that taking these actions will preserve the integrity of the pay-for-performance relationships that these plans were originally intended to reinforce.
     The following exhibit summarizes the modifications that were made to awards under the 2006-2008 and 2007-2009 MTIP cycles.

	Original Design			Modified Design
Plan Cycle	Threshold	Target	Maximum	Threshold	Target	Maximum
2006-2008 MTIP:
Return on Invested Capital	12.4%	12.9%	13.4%	9.3%	12.9%	15.5%
Payout as % of Target	25%	100%	200%	20%	80%	160%

2007-2009 MTIP:
Return on Invested Capital	11.0%	12.5%	14.0%	9.0%	12.5%	15.0%
Payout as % of Target	25%	100%	200%	20%	80%	160%

2006-2008 MTIP Cycle
     Under the terms of the plan, the committee applied the amended 2006-2008 MTIP structure described above and adjusted the financial results actually achieved during the cycle to exclude the impact of acquisitions, restructurings, impairment charges, and other non-recurring items, which occurred after the original targets were set.
     For the cycle, each of the named executive officers, except Mr. McMahon who was not employed by Arrow at the time of award, received 36.7% of the target number of shares awarded based on a 2008 ROIC of 10.3%.
     The number of shares paid to each of the named executive officers who received awards with respect to this cycle is set forth below.

Performance Shares Earned
For 2006-2008 Performance
Period
William E. Mitchell	18,350
Paul J. Reilly	3,670
Michael J. Long	4,404
Peter S. Brown	2,936
Retirement Programs and Other Benefits
     In keeping with its total compensation philosophy and in light of the need to provide a total compensation and benefit package that is competitive with those offered at the benchmarked companies, the committee believes that the retirement and other benefit programs discussed below are critical elements of the compensation package made available to the company’s executives.
Deferred Compensation
     In order to encourage long-term retention and facilitate executive retirement and financial planning, the company maintains a compensation deferral plan pursuant to which executives may defer pre-tax compensation including up to 80% of salary and 100% of bonuses, incentive compensation and performance shares.
     Of the named executive officers, only Mr. Mitchell participates in the deferral plan. His participation and “above market” earnings on the amount deferred are reflected under the heading “Change in Pension Value and NQDC Earnings” in the Summary Compensation Table, below. The deferred compensation plan is discussed in more detail under the heading “Deferred Compensation Plans,” below.
Qualified Plans
     The named executive officers also participate in the ESOP and the Arrow 401(K) Savings Plan, qualified plans available to all of Arrow’s U.S. employees. Company contributions to these plans on behalf of the named executive officers are included under the heading “All Other Compensation” in the Summary Compensation Table and detailed in the All Other Compensation — Detail table, below.

SERP
     The company maintains the Arrow Electronics, Inc. Supplemental Executive Retirement Plan (the “SERP”), an unfunded retirement plan in which 13 current executives selected by the Board participate. The committee believes that the SERP encourages long-term retention and maintains management stability. All of the named executive officers participate in the SERP, the details of which are discussed below under the heading “Supplemental Executive Retirement Plan.”
Management Insurance Program
     All of the named executive officers participate in Arrow’s Management Insurance Program. In the event of the death of the executive, the company provides a life insurance benefit to the executive’s named beneficiary equal to four times the executive’s final annual salary and targeted annual incentive.
     Current death benefits for each executive are set forth on the Potential Payouts Upon Termination table, below. Premiums paid by the company on behalf of each executive are included under the heading “All Other Compensation” in the Summary Compensation Table and specified under the heading “Management Insurance Program” on the All Other Compensation Table — Detail, below.
Employment and Change of Control Agreements
     Employment agreements for senior management are used by the company to establish key elements of the agreement between the company and the executive, including the promised minimum periods of employment and the fundamental elements of compensation, as well as the details of the individual arrangement which differ from the company’s standard plans and programs. The agreements also facilitate the creation of covenants, such as those prohibiting post-employment competition or hiring by executives or limitations on the reasons for which an executive may be terminated without compensation, which would not otherwise be part of the employment relationship.
     Because these arrangements are complex, are of critical importance to both the company and its executives, and involve a substantial investment by the company, Arrow has entered into employment and change of control agreements with each of the named executive officers that are discussed in detail below, in the section entitled “Agreements and Potential Payouts upon Termination or Change of Control,” below. Also detailed in that section are the potential payouts for each of the officers under the variety of potential termination scenarios covered by the agreements. Those potential payouts are part of the total compensation package for each executive reviewed by the committee each year.
Stock Ownership Requirements
     To align the interests of its executives with those of shareholders, Arrow delivers a significant portion of total compensation in the form of equity. In addition, senior executives are required to hold Arrow stock worth at least twice their base salaries, while each of the named executive officers must hold stock worth at least three times his base salary and the chief executive officer is required to hold stock valued at five times his base. Until those levels of ownership are achieved, covered executives are required to hold 50% of all vested equity-based awards net of estimated taxes.

Stock Option Grant Practices
     It is the practice of the Board to grant stock options at the first regularly scheduled Board meeting of the calendar year. Grants associated with the hiring or promotion of participants are made at the next regularly scheduled meeting of the Board that follows such an event. Limiting stock option grants to regularly scheduled meetings and only issuing stock options with an exercise price based on fair market value at the grant date ensures that participants will derive benefits only as shareholders realize corresponding gains over an extended time period. None of the options granted by the company discussed elsewhere throughout this proxy statement, have been repriced, replaced or modified in any way since the time of the original grant.
Tax and Accounting Considerations
     A variety of tax and accounting considerations influence the committee’s development and implementation of the company’s compensation and benefit plans. Among them are Section 162(m) of the Internal Revenue Code, which limits to $1 million the amount of non-performance-based compensation that Arrow may deduct in any calendar year for its Chief Executive Officer and the three highest paid named executive officers other than the Chief Financial Officer. The committee’s policy, in general, is to maximize the tax deductibility of compensation paid to executive officers under Section 162(m). The committee recognizes, however, that in order to effectively support corporate goals, in some instances compensation may be delivered such that amounts may not qualify for deductibility. All compensation decisions for executive officers are made with full consideration of the Section 162(m) implications.
     The IRS has defined director independence for Section 162(m) purposes. Accordingly, the committee established a sub-committee of independent directors qualified under Section 162(m) to make performance awards and certify the attainment of performance goals with respect to awards made to any employee whose compensation is or may be subject to the deduction limitations of Section 162(m). Though discussed and reviewed by the entire compensation committee, all relevant awards and determinations of achievement of goals have been made, certified or ratified by that sub-committee.
     As discussed under the heading “Agreements and Potential Payments Upon Termination or Change of Control,” below, the company’s change of control agreements, and the related sections of the various executive employment and award agreements, are designed not to exceed the limitations of Section 4999 of the Internal Revenue Code, thereby avoiding excise taxes for executives. As is also discussed, the company has modified all of such agreements in order to avoid penalties to executives under Section 409A.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Summary Compensation Table
     The following table provides certain summary information concerning the compensation of the named executive officers for 2008, 2007 and 2006.
Summary Compensation Table

							Change in
							Pension
					Stock	Non-Equity	Value &
				Stock	Option	Incentive	NQDC	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
William E. Mitchell Chief Executive Officer	2008	1,100,000	275,000	2,538,178	968,097	700,000	1,293,262	185,931	7,060,468
	2007	1,050,000	252,000	2,326,225	1,159,831	986,160	1,229,537	144,399	7,148,152
	2006	990,000	380,880	1,915,976	1,202,297	719,120	809,550	157,501	6,175,324
Paul J. Reilly Chief Financial Officer	2008	515,000	82,400	(1,299)	201,873	262,600	347,122	49,280	1,456,976
	2007	500,000	84,300	289,682	161,437	315,700	483,347	47,362	1,881,828
	2006	425,000	71,287	289,069	136,978	178,713	116,550	55,676	1,273,273
Michael J. Long Chief Operating Officer	2008	575,000	143,750	(6,887)	283,981	376,250	450,652	31,069	1,853,815
	2007	550,000	130,900	390,315	216,765	419,100	614,099	62,957	2,384,136
	2006	460,000	71,935	330,325	174,316	268,065	169,978	76,668	1,551,287
Peter S. Brown SVP & General Counsel	2008	490,000	54,000	(38,953)	151,616	191,000	266,039	55,911	1,169,613
	2007	475,000	57,930	248,604	138,824	257,070	279,394	53,141	1,509,963
	2006	460,000	62,595	262,331	121,188	172,405	156,205	52,614	1,287,338
John P. McMahon SVP, Human Resources	2008	390,000	51,480	106,992	104,168	148,520	121,409	57,119	979,688
	2007	295,673	43,125	83,228	47,031	171,875	10,631	93,225	744,788

(1)
Amounts shown under the heading “Bonus” for each of the named executive officers are the actual amounts paid under that portion of the annual Short-Term Incentive Program award based on each officer’s specific individual (non-financial) goals (20% of the total incentive at target) and any discretionary adjustments made by the compensation committee.

(2)
The amounts under “Stock Awards” include, for each of the named executive officers, an amount equal to the expense to the company for each of their performance share and restricted share awards calculated in accordance with the provisions of SFAS No. 123R, “Share-based Payment.” For the assumptions underlying the valuation, see Note 12 of the consolidated financial statements in the company’s Annual Report for the year ended December 31, 2008. As required by SFAS 123R, expenses associated with performance share awards newly-granted or still outstanding are calculated each year based on the then-projected percentage achievement of the targeted total amount of the award. The amount shown in each year also reflects the adjustment of expenses associated with prior-year awards due to changes in projected performance. The amounts shown in this column do not represent amounts paid to the named executive officers. Whether, and to what extent, the named executive officers realize value will depend on many factors, including the actual performance of the company, the price of Arrow shares and the named executive officers’ continued employment.

(3)
Amounts shown under the heading “Stock Option Awards” also reflect the SFAS No. 123R expense taken for each named executive officer in connection with their respective grants of stock options. For assumptions underlying the valuation of 2006, 2007, and 2008 option awards, see Note 12 to the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2008.

(4)
The amounts shown under “Non-Equity Incentive Plan Compensation” are the actual amounts paid on that portion of the Short-Term Incentive Program awards based on financial targets (80% of the total target incentive at target.)

(5)
The amounts shown under the heading “Change in Pension Value and NQDC Earnings” reflect the difference in the present value of each officer’s retirement plan participation from year to year, as is discussed below under the heading “Supplemental Executive Retirement Plan.” For Mr. Mitchell the amount shown also includes the “above market” portion of the interest earned by his deferred compensation account (discussed in detail below under the heading, “Deferred Compensation Plans”) of $64,139 in 2007 and $23,761 in 2006. There were no above-market earnings in 2008.

(6)	See the All Other Compensation — Detail table, below.
     Each of the named executive officers has an employment agreement which impacts or defines certain of the elements of the compensation shown above. The material terms of those agreements are discussed below under the heading “Employment Agreements.”
All Other Compensation — Detail
     This table sets forth each of the elements comprising each named executive officer’s 2006, 2007 and 2008 “All Other Compensation” from the Summary Compensation Table, above.

All Other Compensation

		Perquisites			Benefits
							20% Federal
							Tax Assist
		Managements				401(K)	on
		Insurance	Car			Company	Restricted
		Program	Allowance	Other	ESOP	Contribution	Stock Vest	Total
Name	Year	($)	($)	($)(1)	($)	($)	($)	($)
William E. Mitchell	2008	49,019	—	123,853	6,750	6,309	—	185,931
	2007	25,837	—	24,827	6,750	6,750	80,235	144,399
	2006	25,837	—	39,961	6,600	6,600	78,503	157,501
Paul J. Reilly	2008	5,583	10,200	20,053	6,750	6,694	—	49,280
	2007	5,583	10,200	—	6,750	6,750	18,079	47,362
	2006	5,583	10,200	—	6,600	6,600	26,693	55,676
Michael J. Long	2008	7,878	10,200	53	6,750	6,188	—	31,069
	2007	7,878	10,200	13,300	6,750	6,750	18,079	62,957
	2006	7,878	10,200	18,697	6,600	6,600	26,693	76,668
Peter S. Brown	2008	10,351	10,200	21,965	6,750	6,645	—	55,911
	2007	10,351	10,200	2,724	6,750	6,750	16,366	53,141
	2006	10,351	10,200	—	6,600	6,600	18,863	52,614
John P. McMahon	2008	12,219	10,200	27,800	—	6,900	—	57,119
	2007	10,183	8,042	75,000	—	—	—	93,225

(1)
For Mr. Mitchell, “Other” consists of the incremental cost to the company of personal use of aircraft in which the company owns fractional interests. Of the totals, $118,753 in 2008, $17,938 in 2007, and $20,955 in 2006 related to travel in connection with Mr. Mitchell’s service on the boards of Brown-Forman and the Rogers Corporation. “Incremental cost” is calculated as the sum of fuel cost, cost for hours used, total federal excise tax and segment fees, less reimbursements received from Mr. Mitchell, Brown-Forman and the Rogers Corporation.

For Mr. Reilly, “Other” includes a one-time discretionary bonus of $20,000 paid in recognition of his leadership role in connection with a series of acquisitions and related financing.

For Mr. Long, “Other” for 2007 represents travel costs paid by the company for Mr. Long’s wife to accompany him to a company-sponsored event, and, for 2006, it represents the cost to the company of Mr. Long’s use of an apartment leased by the company adjacent to its headquarters in Melville, New York. The amounts include payments intended to offset the personal tax consequences to Mr. Long of the imputed income related to the travel and to the use of the apartment.

For Mr. Brown, “Other” consists of, in 2008, a one-time discretionary bonus of $20,000 paid in recognition of his leadership role in connection with a series of acquisitions, and, in both 2007 and 2008, the cost of a company-sponsored physical examination.

For Mr. McMahon, who joined the company in March of 2007, “Other” for that year includes a one-time $75,000 sign-on bonus, and for 2008 a rental subsidy of $27,747.

Grants of Plan-Based Awards
     The following table provides information regarding the awards of performance shares and restricted stock in 2008.
Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise or	Fair Value
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Number of	Base Price	of Stock
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Shares of	Securities	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	Options (#)(4)	($/Sh)	($)(5)
William E. Mitchell	2008	440,000	880,000	1,320,000	—	—	—	—	—	—	—
	2/29/08	—	—	—	14,375	28,749	43,124	28,749	—	32.61	937,505
	2/29/08	—	—	—	14,375	28,749	43,124	28,749	—	32.61	937,505
	2/29/08	—	—	—	28,749	57,498	86,247	57,498	—	32.61	1,875,010
Paul J. Reilly	2008	115,360	329,600	659,200	—	—	—	—	—	—	—
	2/29/08	—	—	—	2,225	8,900	17,800	8,900	—	32.61	290,229
	2/29/08	—	—	—	2,225	8,900	17,800	8,900	—	32.61	290,229
	2/29/08	—	—	—	—	—	—	8,900	—	32.61	290,229
	2/29/08	—	—	—	—	—	—	—	24,300	32.61	288,368
Michael J. Long	2008	161,000	460,000	920,000	—	—	—	—	—	—	—
	2/29/08	—	—	—	3,100	12,400	24,800	12,400	—	32.61	404,364
	2/29/08	—	—	—	3,100	12,400	24,800	12,400	—	32.61	404,364
	2/29/08	—	—	—	—	—	—	12,400	—	32.61	404,364
	2/29/08	—	—	—	—	—	—	—	34,100	32.61	404,665
Peter S. Brown	2008	84,000	240,000	480,000	—	—	—	—	—	—	—
	2/29/08	—	—	—	1,350	5,400	10,800	5,400	—	32.61	176,094
	2/29/08	—	—	—	1,350	5,400	10,800	5,400	—	32.61	176,094
	2/29/08	—	—	—	—	—	—	5,400	—	32.61	176,094
	2/29/08	—	—	—	—	—	—	—	14,800	32.61	175,632
John P. McMahon	2008	65,520	187,200	374,400	—	—	—	—	—	—	—
	2/29/08	—	—	—	1,150	4,600	9,200	4,600	—	32.61	150,006
	2/29/08	—	—	—	1,150	4,600	9,200	4,600	—	32.61	150,006
	2/29/08	—	—	—	—	—	—	4,600	—	32.61	150,006
	2/29/08	—	—	—	—	—	—	—	12,700	32.61	150,711

(1)
These columns indicate the potential pay-out for each named executive officer of that portion of his Annual Incentive Program award which is based on financial targets (80% of the total target incentive at target.) The threshold payment begins at the achievement of 35% of the targeted goal, the target amount at achievement of 100% of the goal, and payment carries forward to a maximum payout of 200% of the target amount. These differ for Mr. Mitchell, who, under the 1999 Chief Executive Officer Performance Plan, has a 50% threshold, 100% target and a 150% maximum payout. The actual amounts paid to each of the named executive officers under this plan for each year are set forth under the heading “Non-Equity Incentive Plan Compensation” on the Summary Compensation Table.

(2)
These columns indicate the potential number of shares which will be earned based upon each of the named executive officer’s performance share award. The threshold payment begins at the achievement of 25% of the targeted goal, the target amount at achievement of 100% of the goal, and payment carries forward to a maximum payout of 200% of the target amount. For Mitchell, the threshold payment begins at the achievement of 50% of the targeted goal, the target amount at achievement of 100% of the goal, and payment carries forward to a maximum payout of 150% of the target amount.

(3)	This column reflects the number of restricted stock shares and performance shares granted in 2008, including those awards reflected in the estimated payout section referenced in footnote 2, above.

(4)	This column and the one that follows reflect the number of stock options granted and their exercise price.

(5)
Grant date fair values for restricted stock and performance shares reflect the number of shares awarded (at target for the performance shares) times the grant date closing market price of Arrow common stock. Grant date fair values for stock option awards are calculated using the Black-Scholes option pricing model based on assumptions set forth at Note 12 to the company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End
     The Outstanding Equity Table shows: (i) the number of outstanding stock option awards that are vested and unvested; (ii) the exercise price and expiration date of these options; (iii) the aggregate number and value as of December 31, 2008 of all unvested restricted stock; and (iv) the aggregate number and value as of December 31, 2008 of all performance shares granted under a performance plan whose performance period has not yet been completed.
     The values ascribed to these awards in the table below may or may not be realized by their recipients, depending on share prices at the time of vesting or exercise and the achievement of the metrics upon which the performance share awards depend. Each amount on this table is based on the closing market price of the company’s common stock on December 31, 2008, which was $18.84. For each named executive officer, the expense taken by the company with respect to each award is included in the Summary Compensation Table, above. For additional information regarding the impact of a change of control on equity awards, see the table below under the heading “Stock Option, Restricted Stock and Performance Share Award Agreements.”

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
					Number		Equity
					of		Incentive
					Shares		Plan Awards:	Equity Incentive
					or Units		Number of	Plan Awards:
	Number of	Number of			of Stock	Market Value	Unearned	Market or Payout
	Securities	Securities			Held	of Shares or	Shares, Units	Value of Unearned
	Underlying	Underlying			That	Units of	or Other	Shares, Units or
	Unexercised	Unexercised	Option	Option	Have	Stock Held	Rights That	Other Rights That
	Options—	Options—	Exercise	Expiration	Not	that Have Not	Have Not Yet	Have Not Yet
	Exercisable	Unexercisable	Price	Date	Vested	Yet Vested	Vested	Vested
Name	(#)	(#)	($)(1)	(1)	(#)(2)	($)(2)	(#)(3)	($)(3)
William E. Mitchell	100,000	—	12.18	02/03/2013	—	—	—	—
	75,000	—	24.60	02/27/2014	—	—	—	—
	75,000	25,000	26.90	02/28/2015	—	—	—	—
	50,000	50,000	35.59	02/27/2016	—	—	—	—
	12,500	37,500	38.29	02/28/2017	—	—	—	—
	—	—	—	—	50,000	942,000	181,096	3,411,849
Paul J. Reilly	4,000	—	15.44	03/03/2009	—	—	—	—
	7,500	—	20.38	12/15/2009	—	—	—	—
	7,500	—	25.85	02/21/2011	—	—	—	—
	7,500	—	22.50	10/08/2011	—	—	—	—
	10,000	—	26.45	02/27/2012	—	—	—	—
	10,000	—	13.85	02/27/2013	—	—	—	—
	10,000	—	24.60	02/27/2014	—	—	—	—
	11,250	3,750	26.90	02/28/2015	—	—	—	—
	7,500	7,500	35.59	02/27/2016	—	—	—	—
	4,500	13,500	38.29	02/28/2017	—	—	—	—
	—	24,300	32.61	03/01/2018	—	—	—	—
	—	—	—	—	8,900	167,676	36,450	686,718
Michael J. Long	2,500	—	13.85	02/27/2013	—	—	—	—
	2,750	—	24.60	02/27/2014	—	—	—	—
	4,500	4,500	26.90	02/28/2015	—	—	—	—
	10,000	10,000	35.59	02/27/2016	—	—	—	—
	7,500	22,500	38.29	02/28/2017	—	—	—	—
	—	34,100	32.61	03/01/2018	—	—	—	—
	—	—	—	—	12,400	233,616	51,200	964,608
Peter S. Brown	2,750	—	24.60	02/27/2014	—	—	—	—
	3,000	3,000	26.90	02/28/2015	—	—	—	—
	6,000	6,000	35.59	02/27/2016	—	—	—	—
	3,750	11,250	38.29	02/28/2017	—	—	—	—
	—	14,800	32.61	03/01/2018	—	—	—	—
	—	—	—	—	5,400	101,736	26,000	489,840
John P. McMahon	5,750	17,250	40.57	05/07/2017	—	—	—	—
	—	12,700	32.61	03/01/2018	—	—	—	—
	—	—	—	—	9,100	171,444	14,200	267,528

(1)
These columns reflect the exercise price and expiration date, respectively for all of the stock options under each award. Each option was granted ten years prior to its expiration date. All of the awards were issued under the Long-Term Incentive Plan discussed above. All of the awards vest in four equal amounts on the first, second, third and fourth anniversaries of the grant date, and have an exercise price equal to the closing market price of the common stock on the grant date.

(2)
These columns reflect the number of unvested restricted shares held by each named executive officer under each award of restricted shares and the dollar value of those shares based on the closing market price of the company’s common stock on December 31, 2008.

(3)
These columns show the number of shares of Arrow common stock each named executive officer would receive under each grant of performance shares, assuming that the financial targets associated with each award are achieved at 100%, and the dollar value of those shares based on the closing market price of the company’s common stock on December 31, 2008.

Options Exercised and Stock Vested in Last Fiscal Year
     The following table provides information concerning the value realized by each named executive officer upon the vesting of restricted and performance shares based on the number of shares vesting and the closing market price of the common stock on the vesting date. None of the named executive officers exercised stock options during 2008.
Option Exercises and Stock Vested

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)
William E. Mitchell Restricted Shares	10,000	336,600
2005 — 2007 Perf. Shares	76,115	2,482,110
Paul J. Reilly Restricted Shares	—	—
2005 — 2007 Perf. Shares	9,368	305,490
Michael J. Long Restricted Shares	—	—
2005 — 2007 Perf. Shares	11,710	381,863
Peter S. Brown Restricted Shares	—	—
2005 — 2007 Perf. Shares	9,368	305,490
John P. McMahon Restricted Shares	1,500	41,550
Supplemental Executive Retirement Plan
     Arrow maintains an unfunded Supplemental Executive Retirement Plan under which the company will pay supplemental pension benefits to certain employees upon retirement. There are 26 current and former corporate officers participating in the SERP. The Board determines who is eligible to participate.
     For participants other than Mr. Mitchell, the gross SERP benefit is calculated by multiplying 2.5% of final average performance-based compensation (salary and short-term incentive bonus) by the participant’s years of credited service (up to a maximum of 18 years.) Final average compensation is the highest average of any three years during the participant’s final five years of service. The gross benefit is reduced by 50% of the Social Security benefit and by the sum of the benefits provided by the company’s ESOP and 401(k) matching contributions.
     The benefits provided under the SERP are payable as a life annuity with 60 payments guaranteed commencing at age 60, assuming continued employment through normal retirement. At normal retirement (generally, age 60) Mr. Reilly, Mr. Long, Mr. Brown and Mr. McMahon would receive estimated annual SERP payments of $342,634, $429,576, $161,630 and $67,494, respectively. Mr. Mitchell is currently eligible for payments under the amended SERP, should he retire, in an estimated annual amount of $485,843.
     The years of credited service (as of year end) for each of the named executive officers and the present value of their respective accumulated benefits as of December 31, 2008 are set out on the following table. None of the named executive officers received any payments under the SERP in or with respect to 2008. The present value calculation assumes each recipient remains employed until normal retirement age (age 60, except for Mr. Mitchell, for whom retirement age is deemed to be 65.) The remainder of the assumptions underlying the calculation of the present value of the benefits are discussed at Note 13 to the company’s Consolidated Financial Statements on Form 10-K for the year ended December 31, 2008.
Pension Benefits

		Number of Years	Present Value of	Payments
		of Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
William E. Mitchell	SERP	5.91	4,796,805	—
Paul J. Reilly	SERP	12.58	1,516,238	—
Michael J. Long	SERP	13.16	1,895,836	—
Peter S. Brown	SERP	7.33	1,180,698	—
John P. McMahon	SERP	1.75	132,040	—
     The SERP provides that if a participant is terminated without cause within two years after a change in control of the company (as defined below under the heading “Change of Control Agreements”), he or she will receive his annual benefit under the SERP but not until reaching age 60. The amount of the payment is based on the amount accrued up to the time of the termination. No payments will be made if the participant was not yet age 50 at the time of the termination.
     Benefits under the SERP terminate, with no further obligation to the recipient, if the participant becomes involved in any way with an entity which competes with Arrow (except for limited ownership of stock in a publicly-traded company.) Should a participant become disabled before retiring, he or she continues to accrue years of service during such disability and may elect to receive the pension benefit accrued at any time up until the participant reaches age 65.
     The present values of the SERP benefits accrued through year-end by the participating named executive officers in the event of termination, death, disability or a change of control of the company are set forth on the Potential Payouts Upon Termination table, below.
Deferred Compensation Plans
     The company maintains an Executive Deferred Compensation Plan in which deferred income as well as investment gains on the deferred amounts are nontaxable to the executive until distributed.
     A participating executive may defer up to 80% of salary and 100% of bonuses, incentive compensation and performance shares. The participant chooses from a selection of mutual funds and other investments in which the deferred amount is then deemed to be invested.

Earnings on the amounts deferred are defined by the returns actually obtained by the “deemed investment” and added to the account. (The “deemed investment” is used solely for this purpose and the participant has no ownership interest in it.) The deferred compensation and the amount earned are general assets of the company, and the obligation to distribute the amounts according to the participants’ designation, is a general obligation, of the company.
     Of the named executive officers, Mr. Mitchell is the only participant in the Executive Deferred Compensation Plan.
Nonqualified Deferred Compensation

		Executive	Registrant		Aggregate
		Contribution in	Contributions in	Aggregate Earnings	Withdrawals /
		Last Fiscal Year	Last Fiscal Year	in Last Fiscal Year	Distributions	Aggregate Balance
Name	Year	($)	($)	($)	($)	at Last FYE ($)
William E. Mitchell	2008	—	—	(241,391)	—	907,958
	2007	330,000	—	104,730	—	1,149,349
	2006	270,000	—	62,189	—	714,619
     Mr. Mitchell did not defer any compensation for 2008.
     The 2007 amount deferred by Mr. Mitchell was a portion of the amount he would have received early in 2007 as part of his 2006 compensation. Accordingly, that amount is reflected in the Summary Compensation Table for 2006. Based on the amounts actually earned in 2007 by the funds selected by Mr. Mitchell, his deferral account had aggregate earnings of $104,730 in 2007, a return deemed to be “above-market” because it was greater than 120% of the December 2007 applicable federal long-term rate or 5.68%. Accordingly, the “above market” portion of the total earnings, $64,139, was included on the Summary Compensation Table, above, under the column heading “Change in Pension Value and NQDC Earnings.”
     The 2006 amount deferred by Mr. Mitchell was part of the amount he would have received early in 2006 as part of his 2005 compensation. Accordingly, that is reflected in the Summary Compensation Table for 2005. Based on the amounts actually earned in 2006 by the funds selected by Mr. Mitchell, his deferral account had aggregate earnings of $62,189, a return deemed to be “above-market” because it was greater than 120% of the December 2006 applicable federal long-term rate or 5.89%. Accordingly, the “above market” portion of the total earnings, $23,761, was included on the Summary Compensation Table, above, under the column heading “Change in Pension Value and NQDC Earnings.”
AGREEMENTS AND POTENTIAL PAYMENTS
UPON TERMINATION OR CHANGE OF CONTROL
Employment Agreements
     In December 2008, Arrow entered into employment agreements with each of the named executive officers, replacing their prior employment agreements. Each of the new agreements establishes a term of employment ending December 2010 that is automatically renewed for subsequent twelve month periods unless terminated by either party on not less than six months’ notice (twelve months notice in the case of Mr. Mitchell’s agreement.) In addition, each of the agreements has a provision (not found in any of the prior agreements) to ensure compliance with Internal Revenue Code §409A, by deferring any payment due upon termination for six months and adding an interest component to the amount due (at the six-month Treasury rate.)

     The agreements maintain each of the executive’s minimum base salaries and minimum target incentives as set forth on the following table. (The current base salaries, targeted annual incentives and incentives earned with respect to 2008 of each of the named executive officers are discussed above under the headings “Base Salary”, “Incentive Compensation” and “Compensation of the Named Executive Officers”.)

	Minimum Base	Minimum Target
	Salary	Incentive
Mr. Mitchell	$750,000	(1)
Mr. Reilly	$400,000	$150,000
Mr. Long	$330,000	$270,000
Mr. Brown	$450,000	$175,000
Mr. McMahon (2)	$375,000	$225,000

(1)	Per his agreement, Mr. Mitchell’s annual incentives are set under the company’s Chief Executive Officer 1999 Performance Bonus Plan.

(2)	By way of relocation assistance, Mr. McMahon also receives a rental subsidy of $3,083 per month through March 2010.
     Each of the employment agreements with the named executive officers:
•
prohibits the executive from competing with the company, disclosing its proprietary information or hiring its employees upon his termination, for any reason, for a period of two years, with respect to Messrs. Mitchell, Brown and McMahon, or one year, with respect to Messrs. Reilly and Long;

•	permits the company to terminate the executive for cause (defined, generally, as “malfeasance, willful misconduct, active fraud or gross negligence”) and have no further obligation to him; and

•
provides that in the event the company terminates the executive without cause, he will continue to receive, through the end of the then-remaining term of the agreement, all of his base salary and benefits (such as life, health and disability insurance) and the immediate vesting of any unvested restricted stock or stock options which would have vested through the then-remaining term of the agreement. Furthermore, in such circumstance:

•	Mr. Mitchell would be entitled to an amount equal to his base salary in lieu of annual incentive payments;

•	Messrs. Reilly, Long, Brown and McMahon would be entitled to an amount equal to two thirds of their targeted annual incentives for the then-remaining term of the agreement; and

•	Mr. Brown would be deemed vested in any SERP benefit to the extent it would have accrued through the then-scheduled termination of the agreement.
     Mr. McMahon’s agreement predicates all separation benefits payable upon a termination without cause, as described above, upon his execution of a release in favor of the company.
     The estimated compensation that each of the named executive officers would receive under the employment agreements under various circumstances is set forth in the Potential Payouts Upon Termination table below.

Change of Control Agreements
     The Board believes that the possibility of a change of control of Arrow may raise uncertainty among management, possibly leading to distraction and departure. Further, in the event it should receive a proposal for transfer of control of the company, the Board wishes to be able to rely on the advice of management without members of management being influenced by the uncertainties of their individual positions. The Board also believes, however, that the mere occurrence of a change of control should not generate the potential for a windfall if an executive resigns (a so-called “single-trigger” agreement). Accordingly, the Board has determined that the questions of uncertainty and securing unbiased management services in such circumstances are sufficiently addressed by protecting the executive from involuntary termination following a change of control (a so-called “double-trigger” agreement.)
     Accordingly, the company has entered into agreements with each of the named executive officers which provide for lump-sum payments by the company or its successor following a change of control. “Change of Control” means that any person, group or company (other than one which includes Arrow or its subsidiaries or one or more of its executive officers) (i) acquires 30% or more of Arrow’s voting stock without the approval of Arrow’s then incumbent Board, or (ii) replaces a majority of Arrow’s then incumbent Board without their approval.
     The named executive officers are eligible for payments if, within two years following the Change of Control, their employment is terminated (i) without cause by the company or (ii) for good reason by the executive, as each is defined in the agreements. In such event, the eligible terminated executive is entitled to receive: (i) all unpaid salary through the date of termination (as defined in the agreement) and all earned and unpaid benefits and awards (including both cash and stock components); (ii) a lump-sum payment of 2.99 times the executive’s annualized includable compensation as defined in Internal Revenue Code Section 280G(d)(1); and (iii) continuation of coverage under the company’s then current medical plan until the executive reaches 65 years of age (or otherwise becomes eligible for Medicare) or begins receiving equivalent benefits from a new employer.
     Under the terms of the relevant agreements (summarized below under the heading “Stock Option, Restricted Stock and Performance Share Award Agreements”) for each of the named executives, in the event of an involuntary termination following a change in control, all outstanding options vest and remain exercisable for the remainder of their term, all unvested restricted stock vests, and all unearned performance shares are delivered immediately, at 100% of the targeted amount.
     The amounts payable to the named executive officers pursuant to such agreements will be reduced, if necessary, to avoid excise tax under Section 4999 of the Internal Revenue Code. The estimated compensation and the estimated value of additional benefits that each of the named executive officers would receive under the change of control agreements is set forth in the Potential Payouts Upon Termination table below.
Impact of Internal Revenue Code §409A
     Each of the change of control agreements between the company and the named executive officers has been amended in order to ensure compliance with Internal Revenue Code §409A, by deferring any payment due upon termination for six months and adding an interest component to the amount due (at the six-month Treasury rate.)

Potential Payouts Upon Termination
     The following table sets forth the estimated payments and value of benefits that each of the named executive officers would be entitled to receive under their employment and change of control agreements, as applicable, in the event of the termination of his employment under various scenarios, assuming that the termination occurred on December 31, 2008. The amounts represent the entire value of the estimated liability, even if some or all of that value has been disclosed elsewhere in this proxy statement.
     None of the named executive officers receives any payment at, following or in connection with being terminated for cause. None of the named executive officers was eligible for retirement (or early retirement) as at year-end 2008 other than Mr. Mitchell.
     In both the table below and the “Share-based Award Agreement Terms Related to Post-Employment Scenarios” table which follows it:
•	Death refers to the death of executive;

•	Disability refers to the executive becoming permanently and totally disabled during the term of his employment;

•
Termination Without Cause or Resignation for Good Reason means that the executive is asked to leave the company for some reason other than those specified in his employment agreement or the executive voluntarily leaves the company because the company is in breach of the agreement (all as defined in each specific employment agreement);

•	Change of Control Termination means the occurrence of both a change of control and the termination of the executive without cause or his resignation for cause within two years of the change; and

•	Retirement means the executive’s voluntary departure at or after retirement age as defined in one of the company’s retirement plans (typically age 60).

Potential Payouts Upon Termination

		Termination Scenario
				Termination
				Without
				Cause or
				Resignation	“Change of
				for Good	Control
		Death	Disability	Reason	Termination”	Retirement
Name	Benefit	($)	($)	($)	($)	($)
William E. Mitchell	Severance Payment	—	—	2,200,000	10,035,594	—
	Settlement of MICP Bonus Award	—	—	2,200,000	—	—
	Settlement of Performance Shares	3,411,849	3,411,849	—	3,411,849	3,411,849
	Settlement of Stock Options	—	—	—	—	—
	Settlement of Restricted Shares	942,000	942,000	753,600	942,000	942,000
	Accrued Vacation Payout	84,615	84,615	84,615	84,615	84,615
	Management Insurance Benefit	8,800,000	—	—	—	—
	Welfare Benefits Continuation	—	—	13,932	1,742	—
	SERP	—	5,080,673	—	4,895,569	4,796,805

	Total	13,238,464	9,519,137	5,252,147	19,371,369	9,235,269

Paul J. Reilly	Severance Payment	—	—	1,030,000	2,948,568	—
	Settlement of MICP Bonus Award	—	—	549,333	—	—
	Settlement of Performance Shares	686,718	686,718	—	686,718	—
	Settlement of Stock Options	—	—	—	—	—
	Settlement of Restricted Shares	167,676	167,676	83,838	167,676	—
	Accrued Vacation Payout	39,615	39,615	39,615	39,615	—
	Management Insurance Benefit	3,708,000	—	—	—	—
	Welfare Benefits Continuation	—	—	21,424	140,149	—
	SERP	—	1,989,990	—	1,516,238	—

	Total	4,602,009	2,883,999	1,724,210	5,498,964	—

Michael J. Long	Severance Payment	—	—	1,150,000	4,127,966	—
	Settlement of MICP Bonus Award	—	—	766,667	—	—
	Settlement of Performance Shares	964,608	964,608	—	964,608	—
	Settlement of Stock Options	—	—	—	—	—
	Settlement of Restricted Shares	233,616	233,616	116,808	233,616	—
	Accrued Vacation Payout	44,231	44,231	44,231	44,231	—
	Management Insurance Benefit	4,600,000	—	—	—	—
	Welfare Benefits Continuation	—	—	21,424	156,217	—
	SERP	—	2,377,599	—	1,895,836	—

	Total	5,842,455	3,620,054	2,099,130	7,422,474	—

Peter S. Brown	Severance Payment	—	—	980,000	3,682,863	—
	Settlement of MICP Bonus Award	—	—	400,000	—	—
	Settlement of Performance Shares	489,840	489,840	—	489,840	—
	Settlement of Stock Options	—	—	—	—	—
	Settlement of Restricted Shares	101,736	101,736	50,868	101,736	—
	Accrued Vacation Payout	37,692	37,692	37,692	37,692	—
	Management Insurance Benefit	3,160,000	—	—	—	—
	Welfare Benefits Continuation	—	—	21,424	86,589	—
	SERP	—	1,061,617	1,624,386	1,180,698	—

	Total	3,789,268	1,690,885	3,114,370	5,579,418	—

John P. McMahon	Severance Payment	—	—	780,000	1,666,255	—
	Settlement of MICP Bonus Award	—	—	312,000	—	—
	Settlement of Performance Shares	267,528	267,528	224,196	267,528	—
	Settlement of Stock Options	—	—	—	—	—
	Settlement of Restricted Shares	171,444	171,444	99,852	171,444	—
	Accrued Vacation Payout	30,000	30,000	30,000	30,000	—
	Management Insurance Benefit	2,496,000	—	—	—	—
	Welfare Benefits Continuation	—	—	21,424	94,623	—
	SERP	—	414,817	—	132,040	—

	Total	2,964,972	883,789	1,467,472	2,361,890	—

Narrative Explanation of the Calculation of Amounts
     Had the death, disability, retirement, or a change of control termination of any of the named executive officers occurred, all of his restricted shares, options and performance shares would have fully vested. The options would remain exercisable for the remainder of their original term.
     Had a termination by the company without cause or resignation of the executive for good reason occurred, performance shares then unearned would have been forfeited (except for Mr. McMahon’), while any restricted stock and option awards which would have vested in the then remaining term of the executive’s employment agreement would have vested immediately.
     None of the named executive officers would have received severance or bonus pay in the event of death, disability or retirement. Had a termination by the company without cause or resignation of the executive for good reason occurred, however, each executive would have received a severance amount equal to his salary for the remaining term of their agreements and two thirds of their targeted short-term incentive bonus for that period, except for Mr. Mitchell, whose contract provides for a payment in lieu of such bonus equal to his then current base annual salary.
     Under the terms of their change of control agreements, had a change of control termination occurred, each executive would have received 2.99 times his annualized includable compensation as defined in Section 280G(d)(1) of the Internal Revenue Code.
     Performance shares and restricted stock are valued at the closing market price on December 31, 2008 and stock options are valued based on the difference between the exercise price and the closing market price on December 31, 2008 of in-the-money options. As of that date, none of the named executive officers held unvested in-the-money options.
Stock Option, Restricted Stock and Performance Share Award Agreements
     The various share and share-based awards made to the named executive officers are evidenced by written agreements each of which contains provisions addressing alternative termination scenarios. These provisions are summarized on the following table.
Share-based Award Agreement Terms Related to Post-Employment Scenarios
Termination Scenario

Involuntary
Termination
without cause
			Termination Without	Involuntary	within Two Years of	Retirement At
			Cause or Resignation	Termination for	a Change of	normal retirement
Agreement Type	Voluntary Quit	Death or Disability	for Good Reason	Cause	Control	age
Stock Option	Any part of option then unexercised, whether vested or unvested, forfeits	All options vest immediately, entire award exercisable until original expiration date (ten years from grant)	Options which would have vested during remainder of employment agreement terms vest; all vested options remain exercisable for 90 days after employment period ends	Any part of option then unexercised, whether vested or unvested, forfeits	All options vest immediately, entire award exercisable until original expiration date (ten years from grant)	All options vest immediately and entire award exercisable until original expiration date (ten years from grant).

Restricted Stock	Unvested stock forfeits	All shares vest immediately if recipient is employed at time of occurrence	Shares which would have vested during remainder of employment agreement terms vest	Unvested stock forfeits	All shares vest upon consummation	All shares vest immediately if retirement at normal retirement age

Performance Shares	All then-unsettled awards forfeit	Recipient receives targeted number of shares immediately	All then-unsettled awards forfeit	All then-unsettled awards forfeit	Recipient receives targeted number of shares upon consummation	Award is settled at end of cycle as if recipient were still employed.

RELATED PERSONS TRANSACTIONS
     The company has a variety of procedures for the identification and review of related party transactions.
     Arrow’s Worldwide Code of Business Conduct and Ethics (the “Code”) prohibits employees, officers and directors from entering into transactions that present a conflict of interest absent a specific waiver. The Code also requires that any such transaction, which may become known to any employee, officer or director, be properly reported to the company. Any conflict of interest disclosed under the Code requires a waiver from senior management. If the conflict of interest involves senior management, a waiver from the Board is required. Any such waiver is disclosed on the company’s website.
     The company’s corporate governance guidelines specify the standards for independence of directors. Any related party transaction involving a director requires the review and approval of the Board.
     As part of the process related to the financial close of each quarter, the company sends out a disclosure checklist to management of each operating unit and financial function around the world, which seeks to ensure complete and accurate financial disclosure. One part of the checklist seeks to identify any related party transactions. Any previously undisclosed transaction would initially be reviewed by (i) the company’s disclosure committee to determine whether the transaction should be disclosed in the company’s SEC filings; and (ii) by senior management of the company, including the General Counsel and the Chief Financial Officer, for consideration of the appropriateness of the transaction. If such transaction involves members of senior management, it is elevated to the Board for review. There were no such related-party transactions in 2008.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires Arrow’s officers and directors and persons who own more than ten percent of a registered class of Arrow’s equity securities to file reports of ownership and changes in ownership with the SEC. Arrow believes that during fiscal year 2008 its officers and directors complied with all applicable Section 16(a) filing requirements, but for a single open market sale of shares by Mr. Mitchell, not reported on Form 4 but reflected in the most recent Form 5 on file for Mr. Mitchell.
SUBMISSION OF SHAREHOLDER PROPOSALS
     Arrow anticipates that the next Annual Meeting of Shareholders will be held on or about April 30, 2010. If a shareholder intends to present a proposal at Arrow’s Annual Meeting of Shareholders to be held in 2010 and seeks to have the proposal included in Arrow’s Proxy Statement relating to that meeting, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must be received by Arrow no later than the close of business on November 18, 2009.
     Arrow’s by-laws govern the submission of nominations for director and other business proposals that a shareholder wishes to have considered at Arrow’s Annual Meeting of Shareholders to be held in 2010 which are not included in the company’s proxy statement for that meeting. Under the by-laws, subject to certain exceptions, nominations for director or other business proposals to be addressed at the company’s next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Arrow no later than the close of business on March 1, 2010 and not earlier than January 30, 2010. The notice must contain the information required by the by-laws. These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice by-law provisions, subject to applicable rules of the SEC.
By Order of the Board,
Peter S. Brown,
Secretary

C/O BNY MELLON SHAREHOLDER SERVICES
480 WASHINGTON BLVD
JERSEY CITY, NJ 07310
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time, April 30, 2009, the day before the Annual Meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	ARREL1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARROW ELECTRONICS, INC.		For	Withhold	For All		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
Vote On Directors
1.	Authority to vote FOR the election of directors in accordance with the accompanying Proxy Statement.	☐	☐	☐

Nominees:

01) Daniel W. Duval	07) Michael J. Long
02) Gail E. Hamilton	08) William E. Mitchell
03) John N. Hanson	09) Stephen C. Patrick
04) Richard S. Hill	10) Barry W. Perry
05) M.F. (Fran) Keeth	11) John C. Waddell
06) Roger King
							For		Against	Abstain
Vote On Proposals

2.	Ratification of the appointment of Ernst & Young LLP as Arrow’s independent registered public accounting firm for the fiscal year ending December 31, 2009							☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

If acting as attorney, executor, trustee or in other representative capacity, please sign name and title.

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

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▼   Detach here.   ▼

ARREL2

PROXY	ARROW ELECTRONICS, INC.
PROXY for Annual Meeting of Shareholders, May 1, 2009
This Proxy is Solicited by the Board of Directors
           The undersigned hereby appoints William E. Mitchell, Peter S. Brown and Paul J. Reilly, and any one or more of them, with full power of substitution, as proxy or proxies of the undersigned to vote all shares of stock of ARROW ELECTRONICS, INC. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 1, 2009, at 11:00 a.m., at the Grand Hyatt New York, 109 East 42nd Street, New York, New York, or any adjournments thereof, as set forth on the reverse hereof.
This proxy is being solicited by the management and will be voted as specified. If not otherwise specified, it will be voted for the directors and the proposals, and otherwise in accordance with management’s discretion.
Please Return This Proxy Promptly in the Enclosed Envelope

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)